First Defiance Financial Corp. Announces Acquisition of
                           The Leader Mortgage Company

Defiance and Cleveland, Ohio, April 13, 1998 -- First Defiance Financial Corp. (Nasdaq NMS-FDEF) ("First Defiance") today announced that it has signed a definitive agreement to acquire The Leader Mortgage Company ("Leader"), a privately held, Ohio-based mortgage banking company. Under terms of the agreement, the aggregate purchase price is anticipated to be $39.55 million. The pricing reflects 254% of Leader's December 31, 1997 book value and 8.4 times Leader's pro forma fiscal September 30, 1998 earnings.

The acquisition of Leader will result in the merger of Leader with and into First Defiance's wholly owned subsidiary, First Federal Savings and Loan ("First Federal"), Defiance, Ohio, with Leader continuing to operate as The Leader Mortgage Company, a subsidiary of First Federal. First Defiance does not anticipate any staff or management changes as a result of the merger. The merger is subject to regulatory approval and is expected to close in the third quarter of 1998.

Leader, founded in 1960 by Chairman Alvin A. Siegal, is a mortgage banking company specializing in bond programs for first-time homebuyers. As of December 31, 1997, the company had a total servicing portfolio of approximately 77,000 loans and $4.4 billion. Unaudited earnings for the three months ended December 31, 1997 were $1.2 million. Loan originations for the three months ended December 31, 1997 and fiscal year ended September 30, 1997 were $312 million and $1.1 billion, respectively. The equity of Leader at December 31, 1997 was $15.6 million. Leader's return on equity for the three months ended December 31, 1997 (annualized) and the fiscal year ended September 30, 1997 were 32.5% and 24.1% respectively.

"Leader has an excellent reputation and is nationally recognized for its ability to effectively originate and service loans in its specialized field," commented Don C. Van Brackel, First Defiance's Chairman and CEO. "The below market interest rates, generated under the state and local government sponsored programs, makes the servicing portfolio even more attractive to First Defiance. We believe that there will be significant cross-selling potential within Leader's customer base. We also believe the combination of these two institutions will be accretive to First Defiance's net income and earnings per share immediately upon acquisition. We have been seeking opportunities to better leverage our capital base since our conversion from mutual stock ownership. This transaction will help us to accomplish that objective, and it should result in an enhanced return on equity for First Defiance in the future."

Mr. Siegal added that "Leader is excited about the merger with First Defiance. With the capital base expanded, Leader will be in a position to enhance its activities in the origination and servicing of residential mortgage loans for first-time homebuyers through the programs in which we operate. Additionally, we believe that the increased capital will allow Leader to expand into states where growth had been limited in the past due to Leader's capital constraints." Mr. Siegal continued, "We are pleased that the operations of Leader will remain
intact.   We  believe  that  this   combination   will  be  beneficial  for  our
shareholders, customers and employees."
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First Defiance  Financial Corp.  conducts business  primarily through its wholly owned subsidiary, First Federal Savings and Loan, Defiance, Ohio, which is a federally chartered savings and loan association. It currently has eleven full service offices located in five counties in the northwestern corner of Ohio. Total assets at December 31, 1997 were $579 million and stockholders' equity was $107 million. First Defiance is being represented in this transaction by Charles Webb & Company, a division of Keefe, Bruyette & Woods. Leader is being represented by McDonald & Company Securities, Inc.

This press release may contain certain forward-looking statements regarding the acquisition of Leader, including earnings accretion, which are based on management's current expectations regarding economic, legislative and regulatory issues. The factors which may cause future results to vary materially include, but are not limited to, general economic conditions, changes in interest rates, loan demand, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and, other economic, competitive, regulatory and technological factors affecting each company's operations, pricing, products and services.
04/17/98 - 0197142.01